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                                                                   Exhibit 10.11

                         IP PURCHASE & LICENCE AGREEMENT

         THIS IP PURCHASE & LICENCE AGREEMENT (this "Agreement") is made as of and effective October 31, 2002 by and among Creo Inc. (formerly, Creo Products Inc.), a federally incorporated Canadian corporation ("Creo"), Printcafe Software, Inc. (formerly, printCafe, Inc.), a Delaware corporation ("Printcafe") and Printcafe Systems, Inc. ("Printcafe Systems"), a Delaware corporation and wholly-owned subsidiary of Printcafe.

                                    RECITALS

         WHEREAS, capitalized terms used in these recitals shall have the meaning set forth in Section 1 of this Agreement unless otherwise indicated;

         WHEREAS, Printcafe and Creo are parties to the Strategic Alliance Agreement which provides, among other things, that Creo is to be the exclusive provider of Content Management and Workflow Products in connection with the printCafe Business (as such terms are defined in the Strategic Alliance Agreement);

         WHEREAS, Printcafe Systems has or will concurrently acquire the assets of printChannel, Inc., a Delware corporation ("Printchannel") which assets include, among other things, the Printchannel Workflow Assets;

         WHEREAS, Printcafe Systems has agreed to transfer all of the Printchannel Workflow Assets acquired from Printchannel to Creo and Creo has agreed to license such Printchannel Workflow Assets to Printcafe Systems to be used by Printcafe Systems to host and market an ASP Service using the Printchannel Assets;

         WHEREAS, Creo, Printcafe and Printcafe Systems wish to set forth the terms and conditions of such asset transfer and license arrangement and have entered into this Agreement;

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises set forth above and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.       DEFINITIONS AND INTERPRETATION.

         1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set forth below unless the context suggests otherwise:

                  (A) "Affiliates" means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or fifty percent (50%) or more of the equity securities or interest of each of them is owned by the same Person, corporation or other legal entity, and only so long as such ownership continues provided, however, that for so long as Creo hold less than 90% of the equity securities or interest of Printcafe, Printcafe shall not be considered an Affiliate of Creo for the purposes of this Agreement.


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                  (B) "ASP Service" means the provision of software
         functionality solely through a web browser where all of the software and hardware resides at and is managed by the application service provider ("ASP"), rather than at the end customer premises.

                  (C) "Change in Control" means (i) the acquisition of Printcafe or any Printcafe Affiliate which, after giving effect to any such acquisition, has the benefit of the licenses granted herein (referred to in this definition as a "subject corporation") by another entity by means of a single transaction or series of related transactions (including, without limitation, any reorganization, arrangement, liquidation, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Printcafe or a subject corporation); or (ii) a change in the holding, direct or indirect, of shares of Printcafe or a subject corporation as a result of which Person or a group of Persons, or Persons acting jointly or in concert, are in a position to exercise effective control of Printcafe or a subject corporation, provided that for the purposes of this Agreement a Person or group of persons holding shares and/or other securities in excess of the number that, directly or following conversion thereof, would entitle the holders thereof to cast more than fifty percent (50%) of the votes attaching to all shares of Printcafe or five percent (5%) of the votes attaching to all shares of a subject corporation shall be deemed to be in a position to exercise effective control of such corporation.

                  (D) "Derivative Works" shall have the meaning set forth in the United States Copyright Act, 17 U.S.C. Section 101, et seq.

                  (E) "Design Tab Functionality" means that functionality embodied in the tab labeled "Design" or "Composer" in the following Printcafe products: PrinterSite Customer Connect, EnterpriseSite, and which same functionality is included in the PrintSmith Site product. This functionality includes the ability to present pre-created document templates with images and variable fields to the user, such that these fields can be edited, the resulting document distilled into PDF, then viewed for proofing on the screen, and made available for the printer. The application also includes the ability for the printer to create the document templates with the editable fields.

                  (F) "Effective Date" shall mean the date on which (i) Printcafe or a Printcafe Affiliate acquires the Printchannel Assets, and (ii) Creo has entered into a release agreement with ImageX, Inc. (the "ImageX Release") pursuant to which Creo and its Affiliates are released from any patent infringement claims by ImageX, Inc. in connection with the licensing and sale of Products by Printcafe or a Printcafe Affiliate, such ImageX Release to be in a form acceptable to Creo in its sole discretion. Printcafe warrants that it shall not enter into a license agreement with ImageX, Inc. until Creo has entered into the ImageX Release. Printcafe agrees to reimburse Creo for any license fees or other amounts of any kind payable to ImageX, Inc. by Creo in connection with the granting of the ImageX Release. Printcafe agrees to obtain the consent of Iris Graphics, Inc. before closing the Printchannel acquisition and warrants that such consent is a closing condition of the agreement to acquire the Printchannel Assets.

                  (G) "Fulfillment Functionality" means the portion of the Printchannel e-Commerce web site which allows a buyer to order, but not re-order, a preprinted item by



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         reviewing a low resolution image of no more than 220 pixels wide by 150 pixels tall provided, however, that in no circumstances shall Fulfillment Functionality include or contain (i) Workflow and Content Functionality; (ii) the ability for information to be sent to the printer as part of an order containing customization data to be used by the printer to print a custom version of a catalog item; (iii) the ability for content files to be uploaded or downloaded by either the buyer or the printer in the web site; or (iv) otherwise be used to reorder out of stock items or additional items to be printed.

                  (H) "Improvements" means improvements, variations, updates, modifications, additional functionality, substituted functionality, enhancements or replacements or successors providing substantially the same functionality of or relating to the Technology at any time after the Effective Date.

                  (I) "Intellectual Property Rights" means all patents, patent rights, copyrights, mask work rights, rights of publicity, trademark, trade dress and service mark rights, goodwill, trade secret rights, designs, technical information, engineering procedures, designs, know-how and processes (whether confidential or otherwise), Source Code, Object Code and other computer software including all related code, specifications, documentation, revisions, enhancements and modifications thereto in whatever form and media and associated development environments, and other industrial property (including applications for any of these), and all applications therefor and registrations, renewals and extensions thereof, under the laws of any state, country, territory or other jurisdiction.

                  (J) "Licensed Assets" means software relating to Workflow and Content Functionality, in both Source Code and Object Code form, as constituted as of the Effective Date and which form part of the Printchannel Workflow Assets.

                  (K) "Liens" shall mean any interest, consensual or otherwise, in property, whether real, personal or mixed property or assets, tangible or intangible, securing an obligation owed to, or a claim by a third Person, or otherwise evidencing an interest of a Person other than the owner of the property, whether such interest is based on common law, statute or contract, and including, but not limited to, any security interest, security title or lien arising from a mortgage, recordation of abstract of judgment, deed of trust, deed to secure debt, encumbrance, restriction, charge, covenant, restriction, claim, exception, encroachment, easement, right of way, license, permit, pledge, conditional sale, option trust (constructive or otherwise) or trust receipt or a lease, consignment or bailment for security purposes and other title exceptions and encumbrances affecting the property.

                  (L) "Object Code" means computer-executable binary code.

                  (M) "Person" shall mean an individual, corporation, partnership, limited partnership, limited liability company, syndicate, Person (including, without limitation, a "Person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.



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                  (N) "Printchannel Assets" means all of the assets, including all Intellectual Property Rights thereto, of Printchannel which are sold, transferred, assigned or otherwise acquired by Printcafe or a Printcafe Affiliate;

                  (O) "Printchannel Workflow Assets" means all Intellectual Property Rights which, in whole or in part, provide for or execute Workflow and Content Functionality and which form part of the Printchannel Assets as well as all documentation, help files, schematics, specifications, design documents, data, development plans and other materials related thereto.

                  (P) "Product(s)" means products or services, including an ASP Service, consulting, implementation, or training, provided by Printcafe or its Affiliates that uses the Technology, Licensed Assets and/or any Improvements or any portion thereof.

                  (Q) "Revenue" means all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly collected or received whether by way of cash or credit or any barter, benefit, advantage, or concession received by Printcafe or its Affiliates from the marketing, sale and, distribution, or leasing of any Technology, Improvements, Product(s) or any Derivative Works thereto, (collectively the "Royalty Bearing Assets") but excluding only
         (i) hardware and off-the-shelf software (without any Technology or Licensed Assets) that was acquired as part of the Printchannel Assets; and (ii) stand alone modules that perform Fulfillment Functionality only with no Workflow and Content Functionality or other functionality (other than Fulfillment Functionality) based on or derived from the Technology of any kind. Where any Revenue is derived from a country other than the United States it shall be converted to the equivalent in U.S. dollars on the date Printcafe or its Affiliates are deemed to have received such Revenue pursuant to the terms hereof at the rate of exchange published by the New York Times for buying such currency on that date. The amount of U.S. dollars pursuant to such conversion shall be included in the Revenue.

                  (R) "Source Code" means the human-readable version of a software program that can be compiled into Object Code, including all accompanying programming notes, programming guides and commentary.

                  (S) "Strategic Alliance Agreement" shall mean that certain Amended and Restated Strategic Alliance Agreement entered into between Creo and Printcafe dated as of December 31, 2001, as may be amended or renewed from time to time.

                  (T) "Technology" means any and all Intellectual Property Rights relating to or forming part of the Printchannel Assets but specifically excluding the Printchannel Workflow Assets.

                  (U) "Workflow and Content Functionality" includes (i) validation, manipulation, assembly, conversion, modification, output and re-purposing of any digital content; (ii) tools and/or templates to enable or automate the items set out in (i) above and automation of the selection of templates themselves; (iii) collaborative tools, web based or otherwise, for (A) submission of content or content metadata, (B) automated content or


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         workflow processing, (C) resource availability for work flow or content production, (D) content and metadata proofing and approval, (iv) content, content metadata and workflow status monitoring; (v) a centralized file repository for the storing of content and information about the content or processing associated with it including, but not limited to, versioning control and workflow or content job specification information; (vi) imposition planning and execution;
         (vii) workflow planning; (viii) the software and/or hardware capable of receiving the above content related information in a digital format and/or processing this information or otherwise sending the data stream to an imaging device; and (ix) the natural evolution of these products over time.

                  (V) "Workflow and Content Functionality Improvements" means improvements, variations, updates, modifications, additional functionality, substituted functionality, enhancements or replacements of or relating to the Printchannel Workflow Assets at any time after the Effective Date.

         1.2 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         1.3 INTERPRETATION. In this Agreement:

                  (A) the terms "this Agreement", "hereof", "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto;

                  (B) when a reference is made in this Agreement to Articles, Sections, Exhibits, Annexes or Schedules, such reference shall be to a Article or Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated;

                  (C) words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine and neuter genders and vice versa;

                  (D) whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation"; and the phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to be the date set out in the first page hereto.

         1.4 STRATEGIC ALLIANCE AGREEMENT. This Agreement and the definitions set forth herein are not intended to amend, modify, restrict or revise the terms and definitions of the Strategic Alliance Agreement.

         1.5 CURRENCY. Unless otherwise specifically provided in this Agreement, all references to dollar amounts or other money are expressed in terms of lawful money of the United States of America.

         1.6 SCHEDULES & EXHIBITS. The following are the Schedules and Exhibits annexed hereto and incorporated by reference and deemed to be part hereof:



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                   Exhibit "A"      -       Escrow Agreements
                   Exhibit "B"      -       Customer License Terms
                   Exhibit "C"      -       Royalties and Fees
                   Exhibit "D"      -       Product and Technical Support
                                            Services

2. PURCHASE AND SALE OF WORKFLOW & CONTENT FUNCTIONALITY.

         2.1 PURCHASE AND SALE. Printcafe Systems agrees to sell, assign, grant, transfer, and deliver to Creo, or to any Affiliate of Creo designated by Creo, and Creo shall purchase and accept from Printcafe Systems as of the Effective Date, free and clear of all Liens (other than escrow agreements entered into by Printchannel, Inc. all of which are listed in EXHIBIT "A"), all of Printcafe Systems' rights, title and interest in and to the Printchannel Workflow Assets for an aggregate purchase price of $100.00 (the "Purchase Price"). Printcafe Systems shall cooperate with Creo in the filing and prosecution of Intellectual Property Rights related to the Printchannel Workflow Assets or the execution of any other documents evidencing the ownership transfer herein.

         2.2 DETERMINATION OF SOURCE CODE. Creo and Printcafe Systems shall, acting reasonably:

                  (A) within thirty (30) days after the Effective Date each designate a representative or representatives and schedule a meeting or meetings at a mutually agreeable time and place for the purposes set out in Subsection 2.2(b); and

                  (B) at such meeting or meetings determine by mutual agreement those specific portions of Source Code included as part of the Printchannel Assets that perform Workflow and Content Functionality.

Any dispute arising out of or in connection with the determinations to be made pursuant to Subsection 2.2(b) shall be referred to arbitration in accordance with Section 11.7.

         2.3 DELIVERY. Printcafe Systems promptly shall deliver to Creo all documentation pertaining to the Printchannel Workflow Assets in its possession, including copies of all correspondence to or from examining authorities regarding the Intellectual Property Rights related to the Printchannel Workflow Assets or any portion thereof, patents and prior art searches pertaining to any registration or application in the United States Patent and Trademark Office, Copyright Office or other similar offices worldwide with respect to the Intellectual Property Rights related to the Printchannel Workflow Assets or any portion thereof, and all correspondence with any attorney involved in the preparation and/or prosecution of any application in the United States Patent and Trademark Office, Copyright Office or similar officers worldwide with respect to the Intellectual Property Rights related to the Printchannel Workflow Assets or any portion thereof.

         2.4 PURCHASE PRICE. The Purchase Price shall be paid by Creo to Printcafe Systems upon the transfer the Printchannel Workflow Assets to Creo (the "Acquisition Closing"), which shall take place on the Effective Date or such other date as may be agreed upon by the parties hereto. At the Acquisition Closing, Printcafe Systems shall deliver the separate assignment document duly executed by an authorized signatory of Printcafe Systems, with any other



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documentation required in accordance with Section 2.2 herein, against delivery of a certified check of Creo or an Affiliate of Creo, payable to or to the order of Printcafe Systems or a wire transfer of immediately available funds in the amount of the Purchase Price.

         2.5 TRANSFER TAXES. Creo shall be liable for and shall pay or, if required by law, remit to Printcafe Systems, at the Acquisition Closing, in addition to the Purchase Price, all sales and value added taxes and all registration charges and other transfer fees or taxes properly payable upon and in connection with the sale and transfer of the Printchannel Workflow Assets, excluding any taxes based on the net income of Printcafe Systems or Printcafe.

3.       LICENSE AND OWNERSHIP.

         3.1 GRANT OF LICENSE RIGHTS. Upon execution and delivery of the transmission documents set forth in Section 2.1 and the satisfaction of the payment set forth in Section 4.1 and subject to the specified limitations herein, Creo shall grant to Printcafe Systems a worldwide, non-exclusive, non-transferable, non-assignable, perpetual (except as set forth in Article 6), non-sublicensable (except as set forth in Section 3.2) license to use Object Code versions of the Licensed Assets in and as part of, market and host, a Printcafe Systems hosted ASP Service.

         3.2 SUBLICENSING. The parties hereto acknowledge that the ASP Service executes software instructions (including the Workflow and Content Functionality), and that the software instructions can be and are licensed separately from, but for execution as part of, the ASP Service. The licensing and sublicensing to users of such software (including the Workflow and Content Functionality) for commercial exploitation solely on and with respect to a Printcafe Systems hosted ASP Service is expressly licensed under Section 3.1. Except with respect to software as just stated, this license does not include the right to grant further licenses or sublicenses.

         3.3 LIMITED COMPILATION LICENSE. Subject to the terms and conditions of this Agreement, Creo hereby grants to Printcafe Systems, during the term of this Agreement but not during any Transition Period (as defined herein), a limited, personal, non-exclusive, non-transferable, non-assignable, fully-paid license to use, only for performing a compile of a Printcafe Systems hosted ASP Service, the Source Code version of Licensed Assets that provide Workflow and Content Functionality with other Printcafe Systems owned functionality used in a Product (but not in any module that only provide Workflow and Content Functionality). Printcafe Systems shall not vary, update, modify or enhance any Source Code version of Licensed Assets provided, however, that an inadvertent, non-recurring and immaterial variation or modification made, from time to time, by a Printcafe Systems employee shall not constitute a breach of this Section 3.3 if, upon becoming aware of such variation or modification, Printcafe Systems forthwith gives Creo notice of, and details relating to, the inadvertent, non-recurring and immaterial change.

         3.4 TRADEMARK LICENSE. At Creo's sole option, the portion of the ASP Service which permits the user to use Workflow and Content Functionality shall feature a Creo logo in a form provided by Creo and Printcafe Systems is granted the limited right to use Creo's name, logo, trade names and trademarks for this purpose. Printcafe Systems will only use the Creo logo in


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the form provided to Printcafe Systems by Creo. Creo shall indemnify Printcafe
Systems for any claims that such Creo logo violates the Intellectual Property Rights of any third party.

         3.5 COPYRIGHT IDENTIFICATION. For all marketing or hosting of Licensed Assets, Printcafe Systems will require that any use of the ASP Service will include all proprietary and statutory copyright notices reasonably sufficient in form and substance to adequately protect and preserve Creo's copyright therein, including but not limited to, all documentation and an appropriate screen of any ASP Service using any Licensed Assets or any portion thereof.

         3.6 CUSTOMER LICENSE AGREEMENTS. Any license agreement(s) under which Printcafe Systems licenses the Licensed Assets to customers as part of an ASP Service shall contain provisions substantially equivalent to the provisions set forth in Exhibit "B". Printcafe Systems shall not under any circumstances distribute, license or market any Licensed Assets on a non-ASP basis.

         3.7 RESTRICTIONS ON LICENSE GRANT. Except as provided for in this Agreement, including Section 3.3, Printcafe Systems shall not, directly or indirectly: (i) improve, vary, update, modify, add functionality or enhance the Licensed Assets; (ii) reverse engineer, disassemble, decompile, or otherwise attempt to derive the Source Code of, the Licensed Assets; and (iii) use the Licensed Assets for general application development purposes. With regard to any and all copies of the Source Code of the Licensed Assets and subject to Section 3.3, Printcafe Systems shall only make exact copies of the versions as delivered by Creo. Printcafe Systems shall ensure that each copy contains all titles, trademarks, and copyright and restricted rights notices as in the original, and all such copies shall be subject to the terms and conditions of this Agreement.

         3.8 DESIGN TAB FUNCTIONALITY. As at the Effective Date, Printcafe shall cease, and shall cause any Printcafe Affiliate to cease, developing any Design Tab Functionality except for correction of minor defects in the existing Source Code of any Design Tab Functionality. Printcafe shall forthwith thereafter use, and shall cause any Printcafe Affiliate to use, commercially reasonable efforts to migrate any customers using Design Tab Functionality to Royalty Bearing Assets. Notwithstanding the foregoing, Printcafe covenants that:

                  (A) all customers using Design Tab Functionality other than that embedded in EnterpriseSite will be fully migrated to Royalty Bearing Assets within eighteen (18) months of the Effective Date; and

                  (B) all customers using Design Tab Functionality embedded in EnterpriseSite will, from the date that Creo delivers to Printcafe a specification document describing a Creo developed alternative to the Design Tab Functionality embedded in EnterpriseSite together with the proposed list price for such new product as determined by Creo pursuant to this Section 3.8(b) (a "Design Tab Alternative"):

                           (1) cease having access to the Design Tab
                  Functionality embedded in EnterpriseSite within Two-hundred and Seventy (270) days from the date that Creo delivers to Printcafe a specification document describing a Design Tab Alternative; or


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                           (2) be fully migrated to a Design Tab Alternative
                  within the later of (i) nine (9) months from the date that Creo delivers to Printcafe a specification document describing a Design Tab Alternative; and (ii) three (3) months from the date that Creo delivers a beta version of a Design Tab Alternative in Object Code form based on a specification document delivered in accordance with this Subsection 3.8(b).

Printcafe shall make an irrevocable election in writing to Creo within thirty
(30) days from the date that Creo delivers to Printcafe a specification document describing a Design Tab Alternative as to whether it will elect to migrate customers in accordance with Subsection 3.8(b)(2). If Printcafe has elected to migrate customers in accordance with Subsection 3.8(b)(2), Printcafe agrees to pay Creo, with respect to each Printcafe customer to be migrated to the Design Tab Alternative, an amount equal to 70% of the list price that would be charged by Creo to that customer as set forth in the Design Tab Alternative specification, determined by Creo in its sole discretion, for the use and support of the Design Tab Alternative. Such amounts shall be payable by Printcafe to Creo upon the delivery of the Design Tab Alternative which has the functionality described in the specification document, satisfaction of such functionality to be determined by the parties, acting reasonably.

         3.9 OWNERSHIP. The licenses granted under this Agreement are specifically set forth herein, and no licenses are granted by Creo to Printcafe or Printcafe Systems by implication or estoppel. Subject to the licenses granted herein:

                  (A) Creo retains all right, title and interest in and to the Licensed Assets and the Workflow and Content Functionality therein, to any and all Workflow Functionality Improvements and Derivative Works thereto, including all Intellectual Property Rights therein and thereto and Printcafe Systems acknowledges and agrees that it does not acquire any rights, express or implied, thereon;

                  (B) any configuration or deployment of the Product(s) shall not affect or diminish Creo's rights, title, and interest in and to the Licensed Assets and the Workflow and Content Functionality therein; and

                  (C) subject to Section 5 of the Strategic Alliance Agreement, if Printcafe or any of its Affiliates suggests or initiates any Workflow and Content Functionality Improvements therein or any portion thereof, including new features or functionality, that (i) Creo subsequently makes to or incorporates into to the Licensed Assets; (ii) Printcafe or any of its Affliates subsequently makes to or incorporates into the Licensed Assets, notwithstanding any restriction in this Agreement or breach of Creo rights or (iii) Creo or Printcafe or any of its Affliates derives Derivative Works thereof, such Workflow and Content Functionality Improvements or Derivative Works, as the case may be, shall be (A) the sole and exclusive property of Creo and Printcafe shall be deemed to have waived all rights of any kind thereto, (B) free from any confidentiality restrictions that might otherwise be imposed upon Creo pursuant to Section 9.2; and (C) notwithstanding any term in this Agreement to the contrary, shall not be included in any license grant provided for herein but shall only be licensed in accordance with
         Section 5.3, if applicable.


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For greater certainty, no rights are granted other than the rights expressly set forth herein.

         3.10 ESCROW. Printcafe Systems shall have the right to place the Workflow and Content Functionality Source Code as used in only the printChannel Classic and Print I/O Product as constituted as of the Effective Date and any bugs fixes thereto provided by Creo thereafter in escrow, for the benefit of up to four (4) Printcafe Systems customers agreed to in writing by Creo, with a reputable third party escrow agent pursuant to an escrow agreement between Printcafe Systems, the escrow agent and the designated Printcafe Systems customer, provided however that the terms of any such escrow agreement shall be no less favorable to Creo than the terms of escrow agreements pursuant to which the Printchannel Workflow Assets are or were subject as at the Effective Date.

4.       PAYMENTS AND ROYALTIES.

         4.1 PAYMENT. In partial consideration of the licenses granted in
Section 2, Printcafe shall reimburse Creo for expenses incurred in connection with the execution of this Agreement in the amount of twenty-five thousand dollars ($25,000) payable in immediately available funds on the Effective Date.

         4.2 ROYALTIES.

                  (A) Printcafe shall pay to Creo royalties on its Revenue ("Royalties") as specified in Exhibit "C". Such Royalties shall be due and payable to Creo quarterly, within 30 days of each quarter end during the term of this Agreement, regardless of whether Printcafe collects payments for the Product(s) from its distributors or customers.

                  (B) Printcafe agrees to make written reports to Creo quarterly concurrent with the payment of such quarterly Royalties detailing the Revenues and Royalties payable for the quarter. Printcafe's obligation to produce this report commences in the first quarter in which such Revenues are earned.

                  (C) Printcafe agrees to maintain records showing Revenues earned to enable the Royalties payable hereunder by Printcafe to be determined and to permit its books and records to be examined by Creo or its representatives from time to time during normal business hours and upon reasonable prior notice to the extent necessary to verify the written reports provided.

         4.3 TAXES. In addition to any other payments due under this Agreement, Printcafe agrees to reimburse and hold Creo harmless from any sales, use, excise, import or export, value added or similar tax or duty, any other tax not based on Creo's net income, and any governmental permit and license fees, customs fees and similar fees levied upon delivery of the Licensed Assets and the support services hereunder which Creo may incur in respect of this Agreement.

5.       IMPROVEMENTS AND SUPPORT.



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         5.1 CREO WORKFLOW PRODUCTS. The parties hereto acknowledge and agree that the Printchannel Workflow Assets are deemed to be included in "Creo's Workflow Products" as such phrase is used in Section 3 of the Strategic Alliance Agreement.

         5.2 CREO WORKFLOW IMPROVEMENTS. Subject to the terms and conditions of the Strategic Alliance Agreement, if applicable, Creo may, from time to time, make Workflow and Content Functionality Improvements or derive Derivative Works therefrom at its discretion which Workflow and Content Functionality Improvements or Derivative Works, as the case may be, may be made be licensed to Printcafe, at Creo's option, in accordance with Section 5.4. Printcafe shall not be obligated to pay the Fully Loaded Costs of Creo with respect to Workflow and Content Functionality Improvements made by Creo without request by Printcafe in accordance with this Section 5.2.

         5.3 PRINTCAFE WORKFLOW IMPROVEMENTS. Printcafe may, from time to time, make commercially reasonable requests to initiate Workflow and Content Functionality Improvements from Creo and Creo agrees to use commercially reasonable efforts to undertake such Workflow and Content Functionality Improvements. Any such Workflow and Content Functionality Improvements shall be subject to and provided in accordance with the terms and conditions of the Strategic Alliance Agreement and for such purposes thereof the resulting Workflow and Content Functionality Improvements are deemed to be included in "Creo's Workflow Products" as such term is used in Section 3 the Strategic Alliance Agreement. For greater certainty, Printcafe shall pay Creo, in addition to any amounts determined in accordance with Section 5.4 for use of such Workflow and Content Functionality Improvements, Creo's third party costs and Fully Loaded Costs, as defined in the Strategic Alliance Agreement, with respect to such Workflow and Content Functionality Improvements.

         5.4 LICENSING OF IMPROVEMENTS AND DERIVATIVE WORKS. Printcafe shall have the option to license any (i) Workflow and Content Functionality Improvements made in accordance with Section 5.3; or (ii) Derivative Works thereof, on such terms and conditions other than the applicable license fees as are set out herein or otherwise acceptable to each party and for a license fee or royalty to be negotiated by the parties, which fee or royalty shall be the Fair Market Value, as defined in the Strategic Alliance Agreement, of such Workflow and Content Functionality Improvements or Derivative Works thereof.

         5.5 SUPPORT AND SERVICING. Creo will provide Printcafe, on a commercially reasonable basis, with technical support and services with respect to the Licensed Assets as set forth in Exhibit "D" to this Agreement. Printcafe shall pay Creo its Fully Loaded Costs as provided in the Strategic Alliance Agreement, for such support and services.

6.       WARRANTIES, INDEMNIFICATION AND LIMITATION OF LIABILITY.

         6.1 WARRANTIES.

                  (A) Printcafe represents and warrants that: (i) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has full power and authority to enter into this Agreement and perform its obligations hereunder; (ii) as at the Effective Date Printcafe Systems shall own or validly license all right, title and interest in and to the Printchannel Workflow Assets free and clear of all Liens; (iii) Printcafe Systems has the legal right to grant all the rights it purports to grant and to convey all the rights it purports to convey pursuant to Section 2.1 above; (iv) it has sold, transferred or assigned to Creo or caused any Printcafe Affiliate to sell, transfer or assign to Creo, all of the Printchannel Workflow Assets acquired by Printcafe or any Printcafe Affiliate; (v) it has entered into a license agreement with ImageX (the "ImageX License") and the rights received pursuant to the ImageX License will permit Printcafe to license the Products to third parties without infringing on any ImageX intellectual property rights; and (vi) it will fulfill its obligations under the ImageX License and will not either terminate the ImageX License (without the prior written consent of Creo) or materially breach the ImageX License.

                  (B) Creo represents and warrants that: (a) it is a corporation duly organized, validly existing, and in good standing under the federal laws of Canada and has full power and authority to enter into this Agreement and perform its obligations hereunder, and (b) provided the grants, conveyances and assignments made under Section 2.1 above are effective, it has the legal right to grant all the rights it purports to grant pursuant to Section 3.1 above.

                  (C) EXCEPT AS PROVIDED IN THIS SECTION 6.1, EACH PARTY DISCLAIMS ALL WARRANTIES, EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO ANY (IF ANY) IMPLIED WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR LACK OF WORKMANLIKE CONDUCT OR EFFORT. SPECIFICALLY, CREO MAKES NO WARRANTY OF TITLE, AUTHORITY OR NON-INFRINGEMENT IN ANY LICENSED ASSETS.

         6.2 INDEMNIFICATION.

                  (A) Printcafe shall indemnify Creo and its directors, officers, employees and agents (each a "Creo Claimant") and defend and hold each of them harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") in connection with any and all liability, suits, investigations, claims or demands (collectively, "Claims"), arising from or occurring as a result of (i) Printcafe Systems' transfer and sale of the Printchannel Workflow Assets pursuant to Section 2.1; (ii) Printcafe Systems' use of the Licensed Assets, Workflow and Content Functionality Improvements by Creo pursuant to Section 5.3 hereof, and any bug fixes made by Creo with respect to the foregoing, and (iii) any related support and servicing provided by Creo pursuant to Section 5.5 hereof, provided, however, that for greater certainty this Subsection 6.2(a) shall not apply to Losses related to an Workflow and Content Functionality Improvements by Creo pursuant to Section 5.2 hereof.

                  (B) If any action or proceeding in which a Claims is threatened or commenced against a Creo Claimant by or on behalf of any person other than Printcafe or its Affiliates (a "Third Party") and which, if maintained or enforced, might result in a Loss of the nature described in Subsection 6.2(a), then:

                           (1) notice thereof shall be given to Printcafe as
                  promptly as practicable;

                           (2) Printcafe shall have the right, exercisable by
                  giving notice to Creo not later than 30 days after receipt of the notice described in Subsection 6.2(b)(1), to assume the control of the defense, compromise or settlement of the Claim, provided that: (i) Printcafe shall first deliver to the Creo Claimant its written consent to be joined as a party to any action or proceeding relating thereto; and, (ii) Printcafe shall at the Creo Claimant's request furnish it with reasonable assurances of its ability to pay any costs or other liabilities to which it may be or become exposed by reason of such defense, compromise or settlement;

                           (3) Upon the assumption of control by Printcafe as
                  aforesaid, Printcafe shall, at its expense, diligently proceed with the defense, compromise or settlement of the Claim at Printcafe's sole expense, including employment of counsel reasonably satisfactory to the Creo Claimant, and in connection with such proceedings, the Creo shall cooperate fully, but at the expense of Printcafe, to make available to Printcafe all pertinent information and witnesses under Creo's control and to make such assignments and take such other steps as in the opinion of counsel for Printcafe are necessary to enable Printcafe to conduct such defense, provided always that any Creo Claimant shall be entitled to reasonable assurances from Printcafe of its ability to pay any expense, costs or other liabilities to which it may be or may become exposed by reason of such co-operation.

                           (4) The final determination of any such Claim,
                  including all related costs and expenses, will be binding and conclusive upon Printcafe as to the validity or invalidity, as the case may be, of such Claim against Printcafe by the Creo Claimant.

                           (5) Should Printcafe fail to give notice to Creo or
                  the Creo Claimant as provided in Subsection 6.2(b)(1), a Creo Claimant shall be entitled to make such settlement of the Third Party as in its sole discretion may appear advisable subject to the consent of Printcafe, not to be unreasonably withheld or delayed, and such settlement or any other final determination of the Claim shall be binding upon Printcafe.

                  (C) Notwithstanding anything to the contrary in this Section 6.2, neither party shall not consent to the entry of any judgment or enter into any settlement affecting the Creo Claimant, to the extent that the judgment or settlement involves more than the payment of money, without the prior written consent of the Creo Claimant.

         6.3 LIMITATION OF LIABILITY. CREO'S LIABILITY ARISING UNDER THIS AGREEMENT WILL NOT EXCEED THE AMOUNTS RECEIVED BY CREO FROM PRINTCAFE HEREUNDER. IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT OR FOR BREACH HEREOF FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION LOST PROFITS OR LOSS OF BUSINESS, EVEN IF SUCH

PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. PRINTCAFE ACKNOWLEDGES THAT FEES AGREED UPON BY CREO AND PRINTCAFE ARE BASED IN PART UPON THESE LIMITATIONS, AND THAT THESE LIMITATIONS WILL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

7.       EFFECTIVE DATE, TERM AND TERMINATION.

         7.1 TERM. This Agreement is effective as of the Effective Date, and will continue in effect in perpetuity unless earlier terminated pursuant to this
Section 7.

         7.2 TERMINATION BY CREO. Creo may terminate this Agreement on written notice to Printcafe, including the licenses granted under Section 3, if:

                  (A) Printcafe breaches any covenant contained in Sections 3.4,
         3.5 and 3.7 or Section 9;

                  (B) the Strategic Alliance Agreement has expired or otherwise been terminated;

                  (C) Printcafe fails to make payment under Section 4 and such non-payment is not cured within seven (7) days of receipt or deemed receipt of written notice thereof;

                  (D) Printcafe breaches any other material representation, warranty, covenant or condition of this Agreement and such breach is not cured within thirty (30) days of receipt or deemed receipt of written notice thereof; and

                  (E) a Change of Control occurs; provided, however, that Creo delivers, within thirty (30) days of Creo obtaining actual knowledge of such Change of Control, written notice of its intention to terminate this Agreement in accordance with this Subsection 7.2(e) upon the expiry of a One hundred and eighty (180) day transition period from the date of such notice (such 180 day period referred to herein as the "Transition Period").

         7.3 TERMINATION DUE TO BANKRUPTCY, ETC. In the event Printcafe:

                  (A) becomes insolvent;

                  (B) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which Printcafe fails to have released within forty-five (45) days after filing;

                  (C) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of Printcafe; or

                  (D) Printcafe makes a general assignment for the benefit of creditors,

Creo may, to the extent permitted by applicable law and subject to the interim license granted in this Section 7.3, terminate this Agreement by giving a written termination notice, which termination shall become effective upon the receipt or deemed receipt pursuant to Section 8. To the extent applicable law prevents Creo from terminating this Agreement, if it should wish to do so as described above, then the parties shall have only those rights and remedies permitted by applicable law, including the United States Bankruptcy Act. Upon any termination in accordance with this Section 7.3 and subject to Printcafe having satisfied all payments to be made to Creo under this Agreement as at the termination date, Creo will be deemed to have granted to Printcafe, for a period of six (6) months after any termination of this Agreement, a limited, worldwide, non-exclusive, non-transferable, non-assignable, non-sublicensable license to use Object Code and Source Code versions of the Licensed Assets to continue to provide only printchannel Classic and Print I/O Product(s) as constituted on the Effective Date, together with any bug fixes made by Creo from time to time.

         7.4 TERMINATION BY PRINTCAFE. Printcafe may terminate this Agreement on written notice to Creo, if:

                  (A) the Strategic Alliance Agreement has expired or otherwise been terminated provided, however, that: (i) Printcafe delivers, within thirty (30) days of the expiry or termination of Strategic Alliance Agreement, written notice of its intention to terminate this Agreement in accordance with this Subsection 7.4(a) upon the expiry of a Three-hundred and Sixty-five (365) day termination period from the date of such notice (such 365 day period referred to herein as the "Printcafe Termination Period"); (ii) Printcafe is in good standing with respect to all payments to be made to Creo under this Agreement at the time of delivery of such notice of intention ; and (iii) Printcafe pays to Creo the greater of: (A) five times (5x) the aggregate royalties payable or paid to Creo hereunder for the twelve (12) months prior to the expiry or termination of Strategic Alliance Agreement; and
         (B) $750,000; in either case one-half to be paid at the time of delivery of the notice of intention and the balance as at the end of the Printcafe Termination Period; or

                  (B) Creo breaches any material representation, warranty, covenant or condition of this Agreement and such breach has not been cured within thirty (30) days after written notice thereof.

         7.5 EFFECT OF TERMINATION. Without limiting any other rights and remedies available to the terminating party, upon termination of this Agreement, except as otherwise provided herein all licenses granted to Printcafe hereunder shall terminate and Printcafe shall:

                  (A) promptly cease the provision of any ASP Service based on the Licensed Assets to any new customers;

                  (B) promptly cease use of the Licensed Assets including its use the Workflow and Content Functionality Source Code on any processor;

                  (C) return the master copies of the Workflow and Content Functionality Source Code and return or destroy all copies of the Workflow and Content Functionality Source Code and related documentation; and

                  (D) certify in writing to Creo that it has performed these acts.

Failure by Printcafe to comply with the obligations set forth in this Section
7.5 within seven (7) days of termination of this Agreement will entitle Creo to the immediate payment by Printcafe of $10,000 per day representing a true estimate of additional damages suffered by Creo, that such non-compliance shall continue. Such payment shall be in addition to and without limitation to any right or remedy available to Creo at law or equity.

         7.6 SURVIVAL. Articles 2, 4, 6, 9 and 10 and Sections 7.3, 7.5, 11.2 and 11.3, as well as any accrued but unpaid payment obligations, shall survive the termination of this Agreement.

8.       NOTICES.

         8.1 Any demand, notice or other communication (a "Communication") to be made or given in connection with this Agreement shall be made or given in writing and may be made or given by nationally recognized overnight courier, facsimile, personal delivery or by registered mail addressed to the applicable recipient as follows:

                  (A)      In the case of Printcafe:

                           Forty 24th Street
                           Pittsburgh, PA  15222

                           Facsimile:    412-456-1151
                           ATTENTION:    MARC OLIN, PRESIDENT

                  (B)      In the case of Creo:

                           3700 Gilmour Way
                           Burnaby, British Columbia  V5G 4M1

                           Facsimile:    604-437-9891
                           ATTENTION:    AMOS MICHELSON, CHIEF EXECUTIVE OFFICER

         8.2 Any notice, waiver, direction or other instrument or communication if delivered will be deemed to have been validly and effectively given on the date on which it was delivered and, if sent by facsimile transmission or nationally recognized overnight delivery service, will be deemed to have been validly and effectively given on the next business day (being a day other than a Saturday, Sunday or statutory holiday) following the day on which it was sent; provided that, if the day of delivery is not a business day, such notice, waiver, direction or other instrument or communication will be deemed to have been given and received on the next business day following such date.

         8.3 Any party hereto may change its address for notices or service from time to time by written notice given in accordance with this Section 8.

9.       CONFIDENTIALITY.

         9.1 CONFIDENTIAL INFORMATION. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to (i) the Source Code related to any Printchannel Workflow Assets, (ii) Revenue reports and related supporting documentation; (iii) the Source Code related to any Technology; and (iv) all information clearly marked as confidential. A party's Confidential Information shall not include information which:

                  (A) is or becomes a part of the public domain through no act or omission of the other party;

                  (B) is lawfully disclosed to the other party by a third party without restriction on disclosure, or

                  (C) is required to be disclosed by order of a court, tribunal or government agency of competent jurisdiction, provided that the party which is subject to such order shall provide the disclosing party with prompt notice of the order and shall cooperate with the disclosing party in the exercise of its right to protect the confidentiality of the Confidential Information before any such court, tribunal or government agency.

         9.2 CONFIDENTIAL TREATMENT. The parties agree, both during the terms of this Agreement and for a period of two years after termination of this Agreement and of all licences granted hereunder, to hold each other's Confidential Information in confidence. The parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this agreement.

10.      PUBLICITY.

         10.1 NO DISCLOSURE. Neither party shall, without the prior consent of the other party, make any disclosure regarding the existence, purpose, scope, content, terms or conditions of this Agreement or other agreements relating thereto save to the extent such disclosure comprises information substantially already publicly available or unless it is necessary for that party to make such disclosure in order to comply with a statutory obligation or the requirements of a competent government or statutory agency; provided that, where practicable, a copy of any proposed announcement or statement shall be furnished to Creo in advance of the proposed date of publication and Creo shall have a reasonable opportunity to review such disclosure and comment as deemed necessary. Nothing herein shall prevent disclosure of the terms of this Agreement to any parties directors, officers, employees or agents or its financial, legal, accounting or other advisors.

11.      GENERAL.

         11.1 INDEPENDENT CONTRACTOR STATUS. Each party agrees and acknowledges that in its performance of its obligations under this Agreement, it is an independent contractor of the other party, and is solely responsible for its own activities. Neither party shall have any authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate the other party in any manner whatsoever. No joint venture, franchise or partnership is intended to be formed by this Agreement.

         11.2 EXPORT CONTROL. Printcafe shall comply, and shall cause its distributors to comply, with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Printcafe hereby gives written assurance that it will comply, and will cause its distributors to comply, with all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by it and or its distributors.

         11.3 PAYMENT AND INTEREST. Payments hereunder shall be made at the principal office address of Creo as set out in Subsection 8.1(a), or at such other place as Creo shall have notified the undersigned in writing, in immediately available funds. Interest on all late Royalties and any other sums due to Creo under this Agreement shall be charged at the rate of 24% per annum, compounded monthly, until payment is received.

         11.4 ENTIRE AGREEMENT. This Agreement and the documents referred to herein are the product of both Creo and the Printcafe, and constitute the entire agreement between such parties pertaining to the subject matter hereof and thereof, and merge all prior negotiations and drafts of the parties with regard to the transactions contemplated herein and therein. Any and all other written or oral agreements existing between such parties hereto regarding such transactions are expressly canceled.

         11.5 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended or waived only with the written consent of the parties or their respective successors and assigns. Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective successors and assigns.

         11.6 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.

         11.7 ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement shall not be transferred, assigned or delegated by Printcafe, by operation of law or otherwise, without the express prior written consent of Creo. Any purported transfer, assignment or delegation without such prior written consent will be null and void and of no force or effect. The terms and conditions of this

Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this agreement, except as expressly provided in this Agreement.

         11.8 RESOLUTION OF CERTAIN DISPUTES. Any dispute arising out of or in connection with Section 2.2, the calculation of Royalties payable pursuant to this Agreement; or the determination of Fair market Value or Fully Loaded Costs as set forth in this Agreement will be finally settled by binding arbitration at Chicago, Illinois in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association by three arbitrators appointed in accordance with such rules. Each party shall select one such arbitrator, and the two arbitrators so chosen shall select the third arbitrator. The arbitrators shall apply Delaware law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this Section 11.7, without breach of this arbitration provision.

         11.9 GOVERNING LAW. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties pursuant to this Agreement shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

         11.10 WAVIER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW,THE PARTIES HERETO HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE PARTIES HERETO OR THEIR RESPECTIVE SUCCESSORS OR PERMITTED ASSIGNS IS A PARTY AS TO ALL MATTERS AND THINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         11.11 INJUNCTIVE RELIEF. The copying, disclosure, or use of the Licensed Assets or Improvements or Derivative Works thereto in a manner inconsistent with any provision of this Agreement may cause irreparable injury to Creo for which Creo may not have an adequate remedy at law. Creo may be entitled to equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions.

         11.12 ATTORNEYS' FEES. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys' fees incurred, including such costs and attorneys' fees incurred in enforcing and collecting any judgment.

         11.13 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

         11.14 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have caused this IP Purchase and License Agreement to be executed as of the date first written above by their officers thereunto duly authorized.

                            CREO INC.

                            By:
                               ---------------------------------------------
                            Name:
                            Title:

                            PRINTCAFE SOFTWARE, INC.

                            By:
                               ---------------------------------------------
                            Name:
                            Title:

                            PRINTCAFE SYSTEMS, INC.

                            By:
                               ---------------------------------------------
                            Name:
                            Title:

                                   EXHIBIT "A"

                               TRANSFERRED ASSETS

                                   EXHIBIT "B"

                             CUSTOMER LICENSE TERMS

1. Printcafe retain exclusive ownership of all intellectual property rights in or to the licensed software, and no title to such intellectual property rights is transferred to the customer.

2. The customer shall not reverse engineer, disassemble, decompile, or otherwise attempt to derive source code from the licensed software.

3. The customer shall comply with all export and re-export restrictions and regulations of the Department of Commerce or other United States agency or authority, and not to transfer, or authorize the transfer, of the Products to a prohibited country or otherwise in violation of any such restrictions or regulations.

                                  SCHEDULE "C"

                               ROYALTIES AND FEES

1. Printcafe shall pay to Creo a royalty comprised of ten percent (10%) of the Revenue during the term of the Agreement and 25% of the Revenue during any Transition Period as defined in the Agreement.

2. Royalty Bearing Assets shall be deemed to have been sold by Printcafe and included in the Revenue when invoiced, or if not invoiced, then when delivered, shipped, or paid for, whichever is the first. Credit shall be given to refunds of cash advances provided by customers of Royalty Bearing Assets where such refunds are made because of termination by the customer of the product or service to be provided.

3. Any transaction, disposition, or other dealing involving Royalty Bearing Assets between Printcafe and another Person that is not made at their respective Fair Market Value (without giving effect to any bundling or combination incentives or discounts) shall be deemed to have been made at their respective Fair Market Value, and the Fair Market Value of that transaction, disposition, or other dealing shall be added to and deemed part of the Revenue, as the case may be, and shall be included in the calculation of Royalties under this Agreement. The parties acknowledge that the list price for a Royalty Bearing Asset shall not be presumed to be the Fair Market Value for such product and that discounts from such list price (whether in connection with the sale of other products to a customer or otherwise) shall not be presumed to be at less than the Fair Market Value for a Royalty Bearing Asset. Determinations of Fair Market Value shall include current market conditions, past dealings with a customer and the amount of revenue generated or potentially generated by a transaction.

                                  SCHEDULE "D"

                     PRODUCT AND TECHNICAL SUPPORT SERVICES

1. DEVELOPMENT SUPPORT. Creo will provide Printcafe with a reasonable level of support by telephone, e-mail, fax or, if requested by Printcafe, in person at Creo's head office address in Burnaby, British Columbia, Canada, during Creo's normal business hours (8:00 am - 5:00 pm PST, excluding holidays) in connection with Printcafe's use of the Licensed Assets, to develop and support the Product(s), including the use of reasonable commercial efforts:

     (i) to answer Printcafe's questions regarding the proper utilization and optimization of the Licensed Assets; and

     (ii) to provide solutions, workarounds and/or patches to correct any reproducible error in the Licensed Assets.

     Printcafe shall designate a qualified individual to act as primary technical liaison for communications with Creo's technical support staff. Creo shall designate a qualified individual to act as primary and secondary technical liaison for communications with Printcafe's technical support staff.

2. CUSTOMER SUPPORT. Printcafe shall be solely responsible for First Level Support and Second Level Support of the Product(s). The parties agree to work together to develop and facilitate the call handling processes to provide seamless customer support and technical service to end users of the Product(s). In addition, Creo will provide Printcafe with Third Level Support during the term of this Agreement.

3.   TECHNICAL SUPPORT.


(a) Technical Support Levels. For the purposes of Section 2 above, "Level" means a certain class of service provided for the Product(s). Definitions are as follows:


     (i) "First Level Support" means first call support on all customer calls; technical support staff answers technical inquiries regarding Product(s), performs Product(s) configuration support, if applicable, and provides broad troubleshooting expertise.

     (ii) "Second Level Support" means specialist level technical support; technical support/escalation staff performs problem isolation and replication, and implements a solution for a problem that is not the result of a Licensed Asset error. In the case of a Licensed Asset error, the technical staff is able to identify the source of the error, create a reproducible test case, and document the details of the error for escalation to Creo.

     (iii) "Third Level Support" means backup technical support to representatives of Printcafe's Second Level Support team (the "Authorized Callers"). Creo will identify to Printcafe its technical support personnel for the Licensed Assets (the "Designated Support Personnel"). The Authorized Callers and Designated Support Personnel will be the primary contacts between Creo's and Printcafe's technical support and/or escalation centers.


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(b)  Support Timing. Creo shall make Third Level Support available via telephone, FAX or E-Mail solely to Printcafe's Authorized Callers during Creo's normal business hours (8:00 am -- 5:00 pm PST, excluding holidays). Creo shall use reasonable commercial efforts to answer support questions within the timeframes mutually agreed by Creo and Printcafe. So long as Creo is using reasonable commercial efforts to answer such questions, Creo's inability to resolve answer such question shall not be deemed a breach of the Agreement.

4. DIRECT CUSTOMER SUPPORT. Creo will not be obligated to provide direct support of any kind to Printcafe's customers or end users pursuant to this Agreement. Printcafe will provide sufficient information and/or training regarding the Product(s) to Creo's Designated Support Personnel to enable Creo to properly assist Printcafe in resolving problems.

5. REIMBURSEMENT. Printcafe shall reimburse Creo for its Fully Loaded Costs in accordance with the Strategic Alliance Agreement which is associated with any Development Support, Customer Support or Technical Support provided pursuant to this Agreement.

6. SUPPORT PERSONNEL. Creo shall determine, at its sole discretion, the number of personnel required for Development Support, Customer Support or Technical Support provided pursuant to this Agreement. Creo shall exercise that discretion in a commercially reasonable manner. Creo shall initially allocate one person with respect to such support.


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